Exhibit 99.1

Lance Borvansky
8022 West 30th Street
Riverside, Illinois 60546


W. Jim Power
Chairman of The Board, MDL Inc.
10226 San Pedro Avenue
San Antonio, Texas 78216

21 December 2006


Dear W. Power,

As serving Chairman of The Board of MDI, Inc., I present to you this letter of resignation, effective immediately, from my position as a Member of the Board of Directors of MDI, Inc.

It is with regret that the situation has come to this point and that the positions taken by the Board members and management have made it impossible to effectively serve and contribute to this Board. Most troubling are the blatant steps taken to support an environment and culture with improper communication, lack of proper business and risk planing and ignorance of fundamental business and quality assurance processes to protect and return shareholder value, even though these issues were clearly and purposefully brought before the Board on several occasions verbally, in writing and most recently by a potential client [GRAPHIC OMITTED] in a letter copied to the CEO and each of the Board members. Thus, my lack of confidence in the willingness of the Board and Management to recognize the importance of these fundamental issues forces me to take this decision.

This letter also serves as a statement of my resignation from the Board of Directors of the remaining French subsidiary in liquidation and all duties as liquidator of MDI, s.p.a., Italy. I expect the company to file the appropriate documents to effect these changes with the respective authorities as well as facilitate the outstanding expenses and Board fees owed to me at once.

Sincerely,

/s/ Lance Borvansky
-------------------
Lance Borvansky


CC:
Carlo Loi
Peter Knepper
Robert McCann
Collier Sparks
Richard Larsen